Exhibit 23.2
Sproule and Associates

1675 Broadway
Denver, Colorado 80202

March 31, 2006

Heartland Oil and Gas Corp.
1625 Broadway
Denver, Colorado 80202

Gentlemen:

In connection with the Annual Report on Form 10-K for the year ended December 31, 2005, (the Annual Report) of Heartland Oil and Gas Corp. (the Company), we hereby consent to (i) the reference to our “Evaluation of the Oil and Gas Reserves of Heartland Oil and Gas Corporation Lancaster Project Constant Prices and Costs as of January 1, 2006, (the Evaluation) in the Annual Report; and (ii) the use of and reference to the name Sproule and Associates as the independent petroleum engineering firm that prepared the Evaluation.

Sincerely,

/s/ SPROULE AND ASSOCIATES